Exhibit 21

Subsidiaries

Name	Jurisdiction
OceanFirst Bank	United States
OceanFirst Services, LLC	New Jersey
OceanFirst REIT Holdings, Inc.	Delaware
975 Holdings, LLC	New Jersey
Justice Merger Sub Corp.	Maryland